Exhibit 99.1

Contact:	Christopher Lowden Archon Corporation

Telephone Number:	702/732-9120; ext. 227

ARCHON CORPORATION CLARIFIES DEVELOPMENT PLANS

FOR LAS VEGAS STRIP PROPERTY

Las Vegas, Nevada—December 12, 2003 (Archon OTC: ARHN). Archon Corporation (“Archon”) is issuing this press release to clarify the points made in its December 5, 2003 press release.

Archon’s efforts to develop and construct a hotel/casino project on its 27-acre Las Vegas Strip property are currently in the early stages. Archon has filed certain use permit applications with Clark County, Nevada, which, if approved on February 14, 2004, will supersede the previous plan already approved for the site.

The company cannot give any assurances that it will obtain financing on acceptable terms for the project. A preliminary budget has been completed estimating the costs to develop, build, complete and open the project.

Archon’s 2601 Las Vegas Boulevard site is currently leased by an operator of a water-themed amusement park. At this time, Archon has not given any notice to terminate that lease.

Paul Lowden, Chairman of the Board and Chief Executive Officer of Archon stated: “We are at the very earliest stages of planning for this potential project. There are numerous contingencies and intervening events that could occur that could impact our plans for the site. Our investors and stockholders should be mindful of the many contingencies and other intervening events that could affect the decisions, planning and development for this site.”

This press release contains certain “forward looking” information as that terms is defined within the meaning of Section 27A of Securities Act of 1933, Section 21E of Securities Exchange Act of 1934, and as that term is defined in the Private Securities Litigation Reform Act of 1995. Factors that could affect the outcome of the “forward looking” events included herewith include receipt of all governmental and regulatory approvals for the development, planning, construction and operation of a proposed project; the availability of financing; completion of definitive development, construction and operation budgets; negotiation and receipt of financing on terms acceptable to Archon; negotiation of contracts with architects, contractors and other parties necessary to the completion of the project; the receipt of necessary gaming and other regulatory approvals to operate the project and a variety of other regulatory and governmental approvals. The Company is also subject to other factors affecting future statements including, but not limited to general and industry economic conditions, Las Vegas tourism conditions, and national and international factors affecting tourism, construction and financing. For a summary of certain “forward looking” factors that affect the Company, see the Company’s filings made with the United States Securities and Exchange Commission.